UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Alessandra T. Norcross

Alexander S. Norcross

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On September 11, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Alessandra T. Norcross, and Alexander S. Norcross issued the following press release:

CAMDEN, NJ: In light of recent press coverage of Republic First Bancorp, Inc. (the “Company” or “Republic First”), George E. Norcross, III, Gregory B. Braca and Philip A. Norcross released a statement today confirming that the Norcross Braca Group supports the Company’s ongoing efforts to raise additional capital.

“We remain actively engaged with the Company and other parties on capital raising solutions, including conversations with another financial institution about a potential transaction,” said George E. Norcross, III today. “We have paused our litigation efforts against the Company and we are focused on helping the Company reach a transaction that provides additional capital.”

The Norcross Braca Group gives no assurance that any such transaction will be entered into, or as to the timing of any such transaction or steps toward a transaction. The Norcross Braca Group cannot predict the Company’s or any other party’s response to any transaction proposal or the final terms thereof.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Participants (as defined below) have filed a preliminary proxy statement accompanied by a BLUE proxy card with the Securities and Exchange Commission (the “SEC”) in support of the election of Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty (the “Nominees”) to the board of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) scheduled for October 5, 2023.

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, ALESSANDRA T. NORCROSS AND ALEXANDER S. NORCROSS, TOGETHER WITH THE NOMINEES, MAY BE DEEMED TO BE “PARTICIPANTS” IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].